Exhibit 4.5

Total Capital Canada Ltd.,

Company

and

TOTAL SE,

Guarantor

TO

The Bank of New York Mellon, acting through its London Branch

Trustee

First Supplemental Indenture

Dated as of July 22, 2020

Supplement to Indenture dated as of January 28, 2011, as amended from time to time

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE, dated as of July 22, 2020 (this “First Supplemental Indenture”), is entered into by and between Total Capital Canada Ltd., a corporation duly organized and existing under the laws of Alberta, Canada (herein called the “Company”), having its principal office at 2900, 240 — 4th Avenue S.W., Calgary, Alberta, T2P 4H4, Canada, and TOTAL SE, a European company (Societas Europaea or SE) duly organized and existing under the laws of the Republic of France, registered with the Registre du Commerce et des Sociétés of Nanterre under number 542 051 180 (herein called the “Guarantor”), having its principal office at 2, place Jean Millier, La Défense 6, 92400 Courbevoie, and The Bank of New York Mellon, acting through its London Branch, as Trustee (herein called the “Trustee”) having its principal corporate trust office at One Canada Square, London E14 5AL, United Kingdom.

RECITALS

WHEREAS, the Company and TOTAL S.A., a société anonyme organized under the laws of the Republic of France (such company, as organized as a société anonyme, “TOTAL S.A.”), have heretofore executed and delivered to the Trustee the Indenture, dated as of January 28, 2011 (herein called the “Indenture”), providing for the issuance from time to time of one or more series of the Company’s unsecured debentures, notes or other evidences of indebtedness (herein and in the Indenture called the “Securities”), the forms and terms of which are to be determined as set forth in Sections 201 and 301 of the Indenture;

WHEREAS, for the avoidance of doubt, The Bank of New York Mellon, acting through its London Branch, acts as Trustee and Paying Agent and The Bank of New York Mellon, New York, acts as Registrar and Transfer Agent under the Indenture;

WHEREAS, each series of Securities outstanding under the Indenture is guaranteed by TOTAL S.A., and the Trustee has been appointed as trustee for each series;

WHEREAS, pursuant to a transformation plan adopted by the Board of Directors of the Guarantor on October 29, 2019, as approved by TOTAL S.A.’s extraordinary general meeting of the shareholders on May 29, 2020, TOTAL S.A. has converted its legal form from a société anonyme into a European company (Societas Europaea or SE) (such conversion, the “Transformation”) in accordance with Regulation (EC) No. 2157/2001 and Directive No. 2001/86/EC of the European Council dated October 8, 2001 and article L. 255-245-1 of the French Commercial Code (Code de commerce) (TOTAL S.A. following such Transformation, as organized as a European company, “TOTAL SE” or the “Guarantor”), and the Transformation has taken effect on July 16, 2020;

WHEREAS, under French law, the Transformation does not imply a change in legal personality or create a new corporation and TOTAL SE will have the same assets and liabilities both before and after the Transformation; however, the Guarantor wishes to affirm its obligations under the terms of the Guarantees of the Company’s Securities;

WHEREAS, Section 901(1) of the Indenture permits supplements thereto without the consent of Holders to evidence the succession of another corporation, including as substitute obligor, to TOTAL S.A. and the assumption by any such successor of the covenants of TOTAL S.A. contained in the Indenture and the Guarantees;

WHEREAS, the changes set forth in this First Supplemental Indenture shall apply to the outstanding series of Securities and each series of Securities issued on or after the date hereof; and

WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the Company and the Guarantor, in accordance with its terms, have been done.

NOW THEREFORE, in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities or of any series thereof, as follows:

ARTICLE ONE

ASSUMPTION OF OBLIGATIONS

Section 101. Assumption of Obligations. In connection with the Transformation, the Guarantor expressly assumes the obligations of TOTAL S.A. under the Indenture and its Guarantees and the performance of every covenant of TOTAL S.A. set forth in the Indenture and the Guarantees, in each case, as contemplated by Sections 801 and 901(1) of the Indenture.

ARTICLE TWO

AMENDMENTS TO THE INDENTURE

SECTION 201. Total S.A. References. All references to Total S.A. in the Indenture (as amended or supplemented to the date hereof, but, for the avoidance of doubt, not including this First Supplemental Indenture), the Company’s outstanding Securities and the Guarantees shall be deemed to refer to TOTAL SE, as the context requires.

SECTION 202. Notices, Etc., to Trustee, Company and Guarantor. Article One of the Indenture is amended by adding a paragraph to Section 105, which shall read as follows:

If the Trustee is requested to act on instructions or directions delivered by fax, email or any other unsecured method of communication or any instructions or directions delivered through BNY Mellon Connect, CIDD, Nexen or any alternative electronic platform used to submit instructions, the Trustee and shall have (i) no duty or obligation to verify or confirm that the person who sent such instructions or directions is, in fact, a person authorized to give instructions or directions on behalf of the Company, and (ii) no liability for any losses, liabilities, costs or expenses incurred or sustained by the Company as a result of such reliance upon or compliance with such instructions or directions.

SECTION 203. Application of Money Collected. Article Five of the Indenture is amended by amending and restating Section 506 in its entirety, which shall read as follows:

Section 506. Application of Money Collected.

Any money or property collected by the Trustee pursuant to this Article or otherwise distributable in respect of the Company’s or Guarantor’s obligations hereunder shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal (or premium, if any) or interest, upon presentation of the Securities and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

FIRST: To the payment of all amounts due the Trustee (including any predecessor Trustee) under Section 607 and any and all amounts due and owing hereunder; and

SECOND: To the payment of the amounts then due and unpaid for principal of (and premium, if any) and interest on the Securities in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Securities for principal (and premium, if any) and interest, respectively.

SECTION 204. Notice of Defaults. Article Six of the Indenture is amended by amending and restating Section 602 in its entirety, which shall read as follows:

Section 602. Notice of Defaults.

Within 90 days after the receipt of a written Notice of Default by the Trustee notifying it of any default, except in the case of a default in the payment of the principal of (or premium, if any) or interest on any Security of such series or in the payment of any sinking fund installment with respect to Securities of such series, hereunder with respect to the Securities of any series, the Trustee shall transmit by mail to all Holders of Securities of such series, as their names and addresses appear in the Security Register, notice of all such defaults hereunder, unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any) or interest on any Security of such series or in the payment of any sinking fund installment with respect to Securities of such series, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors or Responsible Officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the Holders of Securities of such series; and provided, further, that, in the case of any default of the character specified in Section 501(4) with respect to Securities of such series, no such notice to Holders shall be given until at least 30 days after the occurrence thereof. For the purpose of this Section, the term “default” means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to Securities of such series.

SECTION 205. Compensation and Reimbursement. Article Six of the Indenture is amended by adding a paragraph to Section 607, which shall read as follows:

If the Trustee is required by applicable law to render services in connection with an Event of Default pursuant to Section 501(5), the parties hereto agree that the relevant fees and expenses in connection with such services are intended to constitute administrative expenses in any bankruptcy proceeding, subject to any applicable bankruptcy, insolvency, reorganization or similar law of the Company’s or the Guarantor’s jurisdiction of incorporation.

SECTION 206. Execution of Supplemental Indentures. Article Nine of the Indenture is amended by amending and restating Section 903 in its entirety, which shall read as follows:

Section 903. Execution of Supplemental Indentures.

In executing, or accepting the additional trusts created by, any supplemental indenture permitted by this Article or the modifications thereby of the trusts created by this Indenture, the Trustee shall be entitled to receive, and (subject to Section 601) shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such supplemental indenture is authorized or permitted by this Indenture, all conditions precedent have been complied with and that such supplemental indenture constitutes the legal, valid and binding obligation of the Issuer subject to the customary exceptions. The Trustee may, but shall not be obligated to, enter into any such supplemental indenture which affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.

ARTICLE THREE

SUBMISSION TO JURISDICTION

SECTION 301. Submission to Jurisdiction. The Guarantor expressly agrees that any legal suit, action or proceeding arising out of or based upon the Indenture or the Guarantees may be instituted in any state or Federal court in the Borough of Manhattan, The City of New York, New York, United States of America, waives, to the extent it may effectively do so, any objection which it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.

ARTICLE FOUR

MISCELLANEOUS

SECTION 401. Execution as Supplemental Indenture. This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture, as amended from time to time, and, as provided in the Indenture, this First Supplemental Indenture forms a part thereof. Except as herein expressly otherwise defined, the use of the terms and expressions herein is in accordance with the definitions, uses and constructions contained in the Indenture.

SECTION 402. Provisions Binding on Company’s and Guarantor’s Successors. All the covenants, stipulations, promises and agreements of the Company contained in this First Supplemental Indenture shall bind the Company’s successors and assigns whether so expressed or not. All the covenants, stipulations, promises and agreements of the Guarantor contained in this First Supplemental Indenture shall bind the Guarantor’s successors and assigns whether so expressed or not.

SECTION 403. New York Contract. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the state of New York.

SECTION 404. Execution and Counterparts. This First Supplemental Indenture may be executed with counterpart signature pages or in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same instrument.

The words “execution,” signed,” “signature,” and words of like import in this First Supplemental Indenture or in any other certificate, agreement or document related to this First Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign or any other electronic process or digital signature provider as specified in writing to the Trustee and agreed to by the Trustee in its sole discretion). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act. Each party agrees that this First Supplemental Indenture and any other documents to be delivered in connection herewith may be electronically or digitally signed using DocuSign (or any other electronic process or digital signature provider as specified in writing to the Trustee and agreed to by the Trustee in its sole discretion), and that any such electronic or digital signatures appearing on this First Supplemental Indenture or such other documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility. The Issuer agree to assume all risks arising out of the use of electronic or digital signatures and electronic methods to submit any communications to Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

SECTION 405. Capitalized Terms. Capitalized terms not otherwise defined in this First Supplemental Indenture shall have the respective meanings assigned to them in the Indenture.

IN WITNESS WHEREOF, the Company and the Trustee hereto have caused this First Supplemental Indenture to be duly executed, and the Guarantor has caused this First Supplemental Indenture to be signed on its behalf by its duly appointed attorney, all as of the day and year first above written.

TOTAL CAPITAL CANADA LTD,

By:	/S/ ANTOINE LARENAUDIE
Name:	Antoine Larenaudie
Title:	Authorized Signatory

Attest:

By:	/S/ CRAIG SALOFF
Name:	Craig Saloff
Title:	Authorized Signatory

TOTAL SE

By:	/S/ ANTOINE LARENAUDIE
Name:	Antoine Larenaudie
Title:	Group Treasurer

[Signature Page to First Supplemental Indenture]

THE BANK OF NEW YORK MELLON, acting through its London Branch, as Trustee

By:	/s/ MELISSA LAIDLEY
Name:	Melissa Laidley
Title:	Vice President

[Signature Page to the First Supplemental Indenture]